                                                                     Exhibit 2.1


                                                                  EXECUTION COPY


                             AMC ENTERTAINMENT INC.
                         106 W. 14th Street, Suite 2000
                           Kansas City, Missouri 64105

                                December 6, 2001

GC Companies, Inc.
1300 Boylston Street
Chestnut Hill, Massachusetts 02467

Attn:  G. Gail Edwards
       President and Chief Operating Officer

Dear Ms. Edwards:

      The purpose of this letter of intent ("Letter") is to set forth certain non-binding understandings and certain binding agreements between AMC Entertainment Inc., a Delaware corporation ("AMCE" or "we"), and GC Companies, Inc., a Delaware corporation ("GCX" or "you"), and its affiliated debtors and debtors in possession (collectively, the "GCX Debtors") in cases under chapter 11 of the United States Bankruptcy Code that are currently pending the United States Bankruptcy Court for the District of Delaware (the "Court") as case nos. 00-3897 (EIK) to 00-3927 (EIK) (the "Chapter 11 Cases"), with respect to AMCE's acquisition of newly issued shares of GCX common stock ("New GCX Stock"), representing 100% of the outstanding capital stock of GCX as reorganized pursuant to a plan of reorganization in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion that (i) is in all respects consistent with this Letter and the Term Sheet (as defined below),
(ii) does not impose on AMCE any liabilities or obligations in addition to or other than those provided in this Letter and the Term Sheet and (iii) contains such other provisions that AMCE reasonably deems necessary to protect AMCE (the "Plan"), on the terms and conditions described in this Letter (collectively, the "Proposed Transaction").

      Sections 1 and 2 reflect our understanding with respect to the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, AMCE or the GCX Debtors with respect to the matters described therein.

      1.    PURCHASE OF GCX AND SUBSIDIARIES.

      (a) On the terms and subject to the conditions (which will be substantially in accordance with this Letter and the Term Sheet) to be set forth in a definitive, legally binding, written agreement to be negotiated and entered into by AMCE and GCX with the approval of AMCE's Board of Directors and GCX's Board of Directors (the "Agreement") and the Plan (collectively, the "Transaction Documents"), AMCE intends to acquire substantially all of the assets, properties and business (the "GCX Business

                                                                  EXECUTION COPY


            and Assets") of GCX and its subsidiaries through (i) AMCE's acquisition of the New GCX Stock on the effective date of the Plan (the "Effective Date"), (ii) acquisition by a designated AMCE subsidiary of all of the stock of General Cinema International, Inc., and (iii) acquisition by a designated AMCE subsidiary of all or such portion of the stock of reorganized GCC Investments, Inc. as is determined under the treatment of GCX common stock holders as described in the Term Sheet.

      (b) The Transaction Documents will provide that, at the Effective Date, the consideration specified in the Term Sheet for the acquisition of GCX by AMCE attached hereto as Exhibit I (the "Term Sheet") will be issued to or for the benefit of the claimants and equity holders in the Chapter 11 Cases as provided in the Plan.

      (c) The Transaction Documents will provide that, at the Effective Date, the lessee of each of the domestic theatre leases that is assumed under the Plan shall be a single domestic operating corporation named "General Cinema Theatres, Inc." ("Reorganized GCT") that will be a wholly-owned subsidiary of Reorganized GCX, except (i) as otherwise determined by AMCE in its sole discretion or (ii) to the extent any such lease is assigned to Reorganized GCT, if the counterparty to such a contract or lease objects to such assignment and the Court does not approve such assignment (in which case the lessee will be the existing GCX Debtor that is lessee under such lease).

      (d) The Transaction Documents will provide that, to the extent that on the Effective Date GCX has insufficient cash to repay GCX's debtor-in possession credit facility in full and to pay any unpaid "Deduction Claims" (as defined in the Term Sheet), AMCE will fund the shortfall. AMCE also will provide GCX, for presentation to the Court at the Plan confirmation hearing, evidence to support a finding by the Court that the working capital feasibility requirements for the Plan under Section 1129(a)(11) of the Bankruptcy Code are met.

      2.    OTHER PROVISIONS.

            The Agreement will contain usual and customary representations, warranties, covenants and other agreements on behalf of GCX. In addition, AMCE's obligation to consummate the Proposed Transaction will be subject to satisfaction or waiver by AMCE of usual and customary conditions (in any event, not to include due diligence) prior to the Effective Date, including:

      (a) Confirmation of the Plan by the Court (which condition may not be waived by AMCE);

                                                                  EXECUTION COPY


      (b) The confirmed Plan and the confirmation order therefor shall be satisfactory to AMCE in form and substance, provided that the Plan includes terms that are substantially the same as the terms set forth in the Term Sheet;

      (c) No material adverse change in the GCX Business and Assets between August 1, 2001 and the Effective Date, except for such changes that
            (i) are in the ordinary course of the operation of the GCX Business and Assets (taking into account the seasonality of GCX's business and the Chapter 11 reorganization), (ii) are contemplated by the Plan, or (iii) occur as a result of the September 11, 2001 terrorist attacks, general economic conditions in South America or currency fluctuations with respect to South American countries;

      (d) The Transaction Documents and other definitive documentation shall be in form and substance reasonably satisfactory to AMCE;

      (e) Each material executory contract and unexpired lease (which includes all theatre leases) of any GCX Debtor not previously assumed, rejected or deemed to have been rejected shall have been assumed, rejected or assumed and assigned to a GCX or AMCE subsidiary designated by AMCE, as determined by AMCE in its sole discretion, except (i) as otherwise provided in the Term Sheet or (ii) if the counterparty to such a contract or lease objects to any such assignment and the Court does not approve such assignment. Each such executory contract and unexpired lease shall have been assumed, rejected or assumed and assigned, as the case may be, as designated by AMCE, by a final Court order satisfactory to AMCE, which may be the Court order confirming the Plan;

      (f) Satisfaction of the JV Loan Purchase Condition described in the Term Sheet; provided, that the JV Loan Purchase Condition shall be deemed to be waived (unless otherwise agreed by GCX and AMCE) if the SA Lenders (as defined in the Term Sheet) have not entered into a binding agreement satisfactory to AMCE regarding satisfaction of the JV Loan Purchase Condition at least one day prior to the Court hearing for the LOI Order (as defined below), and AMCE has not terminated its obligations under this Letter as a result of the absence of such agreement;

      (g) Each of the lease amendments referenced in the table below shall have become effective:


      --------------------------------------------------------------------------------
      PROPERTY                 STATUS OF AMENDMENT
      --------------------------------------------------------------------------------
      Irving Mall, Irving,     Fully executed, but not effective until Tenant assumes
      Texas (Unit 984)         the Lease; but if the Lease is not assumed on or before
                               December 31, 2001, the Amendment is null and void.

                                                                  EXECUTION COPY

      --------------------------------------------------------------------------------
      Barton Creek, Austin,    Fully executed, but not effective until Tenant assumes
      Texas (Unit 982)         the Lease; but if the Lease is not assumed on or before
                               December 31, 2001, the Amendment is null and void.
      --------------------------------------------------------------------------------
      Franklin Mills,          Amendment is fully executed but not effective until
      Philadelphia,            Tenant assumes Lease in bankruptcy.
      Pennsylvania (Unit 965)
      --------------------------------------------------------------------------------

      (h) The GCX Business and Assets at the Effective Date shall be substantially the same as the GC Business and Assets reflected in GCX's consolidated financial statements at July 31, 2001 (taking into account the seasonality of GCX's business and the Chapter 11 reorganization), and GCX shall have operated the GCX Business and Assets in the ordinary course (taking into account the seasonality of GCX's business and the Chapter 11 reorganization) and paid ongoing ordinary course liabilities (including estimated taxes and assessments) consistent with past practices and GCX's Debtor in Possession Financing Budget and Cash Flow Projection dated November 5, 2001, except for any agreed-upon changes contemplated by the Transaction Documents or that are authorized by AMCE in accordance with that certain Interim Operating Agreement entered into by AMCE and GCX as of this date (the "IOA").

      (i) Obtaining all necessary material consents or approvals of governmental bodies, lenders, lessors or other third parties;

      (j) There shall be no pending or threatened litigation challenging or seeking to modify the Plan or any provision thereof, or that is likely in AMCE's reasonable judgment to have a material adverse effect upon the GC Business and Assets;

      (k) GCX's representations and warranties in the Agreement shall be true in all material respects; and

      (l) Issuance of the New GCX Stock, filing of an Amended and Restated Certificate of Incorporation for Reorganized GCX, adoption of Amended and Restated Bylaws of GCX, consummation of the restructuring contemplated by Section 1(c) above, delivery of certified copies of the Confirmation Order and the docket in the Chapter 11 Cases demonstrating that the Confirmation Order has become a final, non-appealable order of the Court and such other documents of conveyance, closing certificates and other documentation as AMCE may reasonably request.

      3. BINDING AGREEMENTS. Upon execution of counterparts of this Letter by you, the following lettered paragraphs of this Section 3 will constitute the legally binding and enforceable agreement of AMCE and GCX (in recognition of the significant costs to be borne by AMCE and GCX in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

                                                                  EXECUTION COPY


            (a) Access. Subject to the terms set forth in paragraph (j) below respecting confidentiality and certain other matters, GCX, on reasonable notice, will afford AMCE's employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate and audit in a reasonable manner the GC Business and Assets and to meet with GCX personnel before the Effective Date.

            (b) Consents. AMCE and GCX will cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary material consents and approvals from governmental bodies, lenders, landlords and third parties necessary to consummate the Proposed Transaction, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Transaction Documents and the Proposed Transaction. Without limiting the generality of the foregoing, GCX and AMCE shall file premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Filing"), as soon as reasonably practicable after execution of this Letter, but in any event within twenty (20) days following the earlier to occur of (i) Court approval of this Letter and the IOA, or (ii) GCX filing the Plan with the Court.

            (c) Definitive Agreement. AMCE and GCX will negotiate in good faith to arrive at a mutually acceptable definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date, but not later than December 21, 2001, subject to extension as provided in paragraph (d) below.

            (d) Bankruptcy Process. GCX shall file a motion seeking an order of the Court approving the binding agreements contained in this Letter and the IOA (the "LOI Order") within three (3) business days after execution thereof, which motion shall be reasonably acceptable to AMCE in form and substance in the good faith exercise of its discretion. The LOI Order shall specifically provide for the Termination Payments provided for in paragraph (f)(ii) below and shall otherwise be reasonably satisfactory to AMCE in the good faith exercise of its discretion.

            AMCE, GCX and the Committee of Unsecured Creditors in the Chapter 11 Cases (the "Committee") will cooperate in the preparation of the Plan, the disclosure statement therefor (the "Disclosure Statement"), the forms of ballots, solicitation procedures and Plan related procedures (collectively, the "Plan Procedures") and will use commercially reasonable efforts (which shall not be interpreted to require AMCE or GCX to pay any amount other its own attorneys'
fees) to obtain Court approval and confirmation of the Agreement, Plan, Disclosure Statement and Plan Procedures and to implement the Plan in accordance with the following schedule:

            (i) The Court shall have entered the LOI Order, in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion, on or before January 15, 2002.

                                                                  EXECUTION COPY


            (ii) The Plan, Disclosure Statement and Plan Procedures shall have been filed with the Court on or before December 21, 2001.

            (iii) The SA Lenders (as defined in the Term Sheet) shall have entered into a binding agreement satisfactory to AMCE regarding satisfaction of the JV Loan Purchase Condition described in the Term Sheet at least one day prior to the Court hearing for the LOI Order.

            (iv) A Court order approving the adequacy of the Disclosure Statement shall have been entered on or before February 25, 2002.

            (v) The applicable waiting period for the HSR Filing shall have expired or been terminated early, without the initiation of any enforcement action and without the imposition of any conditions on the Proposed Transaction by the Federal Trade Commission or the Antitrust Division of the Department of Justice, not less than five (5) days prior to the confirmation hearing for the Plan.

            (vi) A Court order confirming the Plan (the "Confirmation Order") shall have been entered on or before March 20, 2002.

            (vii) The Confirmation Order shall have become a final,
                  nonappealable order on or before April 1, 2002.

            If AMCE is not in breach of its obligations under this Letter, AMCE may extend any of the dates set forth in any or all of clauses (i)-(vii) above, inclusive, or paragraph (c) above, for a period of up to thirty days, by giving written notice of such election to GCX and the Principal Claimants (as defined below) on or before the applicable date being extended. If GCX is not in breach of its obligations under this Letter, GCX and the Committee may jointly extend any of the dates set forth in any or all of clauses (i)-(vii) above, inclusive, or paragraph (c) above, for a period of up to thirty days, by giving written notice of such election to AMCE and the Principal Claimants (as defined below) on or before the applicable date being extended.

            (e) Exclusivity. GCX acknowledges that AMCE has expended and will continue to expend considerable time and money in developing the Proposed Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (e).

            (i) Nonsolicitation. Neither GCX nor any of its respective directors, employees, accountants or other agents and representatives (collectively, "Representatives") shall, directly or indirectly, solicit a competitive bid or proposal from a third party to purchase all or any portion of the GCX Business and Assets or the New GCX Stock, whether in a separate transaction or as part of a plan of

                                                                  EXECUTION COPY


                  reorganization for GCX (a "Third Party Plan"), or engage in or continue any discussions or negotiations with any party that has made or who may make such a competitive bid for such New GCX Stock or the Assets.

            (ii) Unsolicited Proposals. Notwithstanding subparagraph (i), GCX may consider an unsolicited Third Party Plan if and only if the Court finds that (A) the Third Party Plan would provide for a material increase in the aggregate value of the consideration being paid for all of the GCX Business and Assets compared to the Plan, (B) the Third Party Plan is fully-financed and the third party is otherwise capable of performing its obligations thereunder, and (C) GCX may consider the Third Party Plan.

            (iii) Support Agreements. GCX acknowledges that certain claimants and parties in interest in the Chapter 11 Cases, to wit:
                  General Electric Capital Corporation, Harcourt General, Inc. and the Committee (collectively, the "Principal Claimants"), have entered into support agreements with AMCE with respect to the Plan (the "Support Agreements") that obligate the Principal Claimants to support the Plan and prevent the Principal Claimants from supporting a Third Party Plan, subject to the terms and conditions of the Support Agreements.

            (f) Termination. GCX acknowledges that AMCE has expended and will continue to expend considerable time and money in developing the Proposed Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (f).

            (i) Grounds for Termination. This Letter may be terminated (A) by AMCE, at AMCE's sole discretion, promptly following the passing of the applicable deadline upon written notice to GCX and the Principal Claimants if, through no material fault of AMCE, any event specified to occur as of a certain date in paragraphs (c) or (d) above has not occurred as of such date, including any extensions, or (B) by the non-breaching party due to material breach of this Letter by the other party if the breaching party does not cure such breach within thirty
                  (30) days after written notice from the non-breaching party. Upon any such termination, any obligations under this Letter will terminate and no party shall have any liability whatsoever to any other party; provided, however, that notwithstanding any such termination, GCX shall remain liable for payment of the Termination Payments to the extent required under the terms of subparagraph (ii) below. The Termination Payments shall be the sole and exclusive remedy for monetary damages upon the termination or breach of this Letter, the IOA or the Agreement;

                                                                  EXECUTION COPY


                  provided, that nothing in this Letter shall limit the availability of any equitable remedies, including specific performance, available to AMCE upon GCX's breach of this Letter, the IOA or the Agreement, unless AMCE in fact terminates this Letter, the IOA, the Agreement and the Support Agreements due to such breach and receives the Termination Payments provided in the last sentence of paragraph (f)(ii) below.

            (ii) Termination Payments. AMCE will be entitled to the payment from the GCX Debtors' estates of a termination fee of $2.5 million (the "Termination Fee") and reimbursement of reasonable and documented out-of-pocket expenses incurred in connection with AMCE's efforts to acquire the GCX Assets and Business, the Term Sheet, the Support Agreements, the Plan and the Proposed Transaction, including the reasonable fees and expenses of AMCE's professionals (the "Expense Reimbursement"), such Expense Reimbursement not to exceed $750,000 (the Termination Fee and the Expense Reimbursement being collectively the "Termination Payments"), if: (A) GCX seeks approval of, or the Court approves, any agreement with a third party for the sale of all or any part of the business or assets of GCX; (B) the Plan is not confirmed because GCX seeks confirmation of, or the Court confirms, a chapter 11 plan other than the Plan; (C) (1) AMCE does not terminate this Letter pursuant to clauses (i)-(iv) inclusive of Section 3(d), and (2) an order of the Court confirming the Plan is not entered on or before May 1, 2002 or does not become a final, nonappealable order on or before May 15, 2002, or if the Effective Date does not occur on or before June 1, 2002; or
                  (D) AMCE terminates this Letter under subparagraph (i) above (other than pursuant to clauses (i)-(iv) inclusive of Section 3(d)); in each case other than due to AMCE's breach of its obligations under this Letter, the Agreement or the Support Agreements. Notwithstanding anything in this Letter to the contrary, AMCE shall not be entitled to (and shall promptly return the Termination Payments if previously received by
                  AMCE) if the Plan is consummated. Furthermore, notwithstanding anything in this Letter to the contrary, if the event giving rise to the Termination Payments is a result of GCX's intentional and material breach of this Letter, the IOA or the Agreement, the Termination Fee shall be $5 million instead of $2.5 million and the Expense Reimbursement shall not be limited to $750,000, such additional amounts representing the parties reasonable and good faith estimate of the liquidated damages accruing to AMCE as the result of such a breach by GCX.

                                                                  EXECUTION COPY


            (iii) Status and Payment of Termination Payments. The obligation of the GCX Debtors to pay the Termination Payments shall constitute an allowed administrative claim against GCX under sections 503 and 507(a) of the Bankruptcy Code. The GCX Debtors shall pay the Termination Payments within three (3) business days of the occurrence of an event described in subparagraph (ii) above.

            (g) Costs. Except as otherwise provided in paragraph (f)(ii), AMCE and GCX will each be solely responsible for and bear all of its own respective expenses, including expenses of legal counsel, accountants and other advisers, incurred at any time in connection with pursuing or consummating the Proposed Transaction.

            (h) Miscellaneous. The terms set forth in this Letter are a part of a comprehensive agreement, each element of which is an integral aspect of the Proposed Transaction and, as such, are non-severable. Headings are for reference only and do not constitute part of this Letter. The words "includes" and "including" shall not be words of limitation and shall be read to also add "without limitation." This Letter shall be governed by and construed in accordance with the internal laws of the State of New York and any applicable provision of the Bankruptcy Code, without regard to the principles of conflict of laws that would provide for application of another law. Each of the parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other right, power or privilege hereunder. This Letter may be executed in counterparts, each of which when taken together shall constitute an original of this Letter. It is understood that this Letter does not contain all matters upon which agreement must be reached in order for the Proposed Transaction to be consummated; however, the provisions of Section 3 of this Letter, are acknowledged and agreed to be fully binding on the parties hereto.

            (i) Public Disclosure. AMCE and GCX may provide copies of this Letter and attachments to parties in interest in the Chapter 11 Cases and as otherwise necessary in connection with the Chapter 11 Cases. AMCE and GCX also shall be entitled to file copies of this Letter with the Court, the Securities and Exchange Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded, and as otherwise required by law. Subject to the foregoing, neither AMCE nor GCX shall make any public release of information regarding the matters contemplated herein except (i) that simultaneous press releases in the form approved by AMCE and GCX in writing by fax or by E-mail shall be issued by each of AMCE and GCX as promptly as is practicable after the execution of this Letter and at such other times as may be set forth in the Agreement, (ii) AMCE may issue one or more press releases to the effect that it has entered into support agreements with other creditors of the GCX Debtors, after consultation with GCX, and (iii) that AMCE and GCX may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter, and (iii) as

                                                                  EXECUTION COPY


required by law, the Court, with the Securities and Exchange Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded.

            (j) Confidentiality. AMCE agrees that, except as provided in this Letter, that certain letter agreement respecting confidentiality and nondisclosure dated June 29, 2001 between GCX and AMCE shall remain in effect. The provisions of this paragraph (j) shall survive the termination of this Letter.

            (k) Other Plan Provisions. The Plan shall contain customary release provisions with respect to directors, officers and employees of the GCX Debtors, preserve any pre-petition claims of directors, officers and employees of the GCX Debtors to the extent of coverage therefor under GCX's existing Directors and Officers Insurance Policy ("D&O Policy") and preserve the rights of the current GCX directors and officers consistent with the GCX bylaws against reorganized GCX with respect to advancement of legal fees and expenses up to an aggregate maximum of $250,000 for all individuals, claims and occurrences (subject to replenishment by any reimbursement received by reorganized GCX from any source). In addition, AMCE will fund the procurement of "tail" coverage under the D&O Policy, up to a maximum premium cost of $350,000, which amount will not be a Deduction Claim within the meaning of the Term Sheet.

                     [Remainder of page intentionally blank]

                                                                  EXECUTION COPY


      We look forward to working with you on the Proposed Transaction.

                                    Very truly yours,

                                    AMC ENTERTAINMENT INC.


                                    By: /s/ Peter C. Brown
                                       ---------------------------------------
                                        Peter C. Brown
                                        Chairman, Chief Executive Officer
                                        and President


ACKNOWLEDGED AND AGREED TO:

GC COMPANIES, INC.


By: /s/ G. Gail Edwards
   ------------------------------------------
    G. Gail Edwards
    President and Chief Operating Officer
















                 SIGNATURE PAGE TO LETTER OF INTENT

                                                  CONSENT OF PRINCIPAL CLAIMANTS

The undersigned Principal Claimants in the Chapter 11 Cases hereby consent to this Letter of Intent and acknowledge that it constitutes a "Qualified Letter of Intent" within the meaning of the Support Agreements.


THE COMMITTEE OF UNSECURED CREDITORS
IN THE CHAPTER 11 CASES OF THE GCX DEBTORS


By:   /s/ William Kaye
      ------------------------------
      Name:  William Kaye
      Title: Chairman




GENERAL ELECTRIC CAPITAL CORPORATION


By:   /s/ Jeff Fitts
      ------------------------------
      Name:  Jeff Fitts
      Title: Senior Risk Manager




HARCOURT GENERAL, INC.


By:   /s/ Paul Richardson
      ------------------------------
      Name:  Paul Richardson
      Title: Vice President


















                 SIGNATURE PAGE TO LETTER OF INTENT

                                                                       EXHIBIT I
                                                                      TERM SHEET

[Insert Term Sheet]


















































                               Term Sheet - Page 1

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GC COMPANIES, INC.
("GCC") BY AMC ENTERTAINMENT INC. ("AMCE")(1)


         A.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

              (a) Unclassified Claims (not entitled to vote)

               Administrative        On the Effective Date, or as soon thereafter as
               Claims:               practicable, each holder of an Allowed Administrative
                                     Claim will receive payment in full in cash of the unpaid
                                     portion of such Allowed Administrative Claim.

               DIP Financing         On the Effective Date, or as soon thereafter as
               Claims:               practicable, the holders thereof will receive payment in
                                     full in cash of the Allowed DIP Financing Claims.

               Priority Tax          At the option of AMCE, each holder of an Allowed
               Claims:               Priority Tax Claim(2) will receive either (i) payment in
                                     full in cash on the Effective Date or as soon thereafter
                                     as practicable, or (ii) payment over a six year period
                                     from the date of assessment as provided in section
                                     1129(a)(9)(C) of the Bankruptcy Code with interest
                                     payable at 7% annually or at such other rate agreed to
                                     by AMCE and the holder of such claim or determined by
                                     the Bankruptcy Court; provided, however, that any
                                     Allowed Priority Tax Claim for which any member of the
                                     GECC Group is liable, the payment of which is demanded
                                     from such member by the applicable taxing authority,
                                     shall be payable upon the later of the date of such
                                     demand or the Effective Date.








1 This Term Sheet contemplates that AMCE will acquire the stock of Reorganized GCC pursuant to a plan of reorganization for the GCC Debtors (the "Plan") and operate it as a wholly-owned subsidiary. AMCE may designate that such stock will be acquired by AMCE's subsidiary, American Multi-Cinema, Inc.

2 Allowed Priority Tax Claims shall include sales taxes related to the GECC Group's synthetic leases.

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

              (b) Unimpaired Claims (deemed to accept)

               Class 1 -- Other        On the Effective Date, or as soon thereafter as
               Priority Claims:        practicable, each holder of a Class 1 Claim will receive
                                       payment in full in cash of such Allowed Other Priority
                                       Claim.

               Class 2 -- Secured      As to each Class 2 Claim, at the option of AMCE,
               Claims other than       AMCE will either (i) reinstate such Class 2 Claim by
               Banks, Heller and       curing all outstanding defaults with all legal, equitable,
               GECC Group:             and contractual rights remaining unaltered, except as
                                       permitted by 11 U.S.C. Section 1124(2), (ii) pay in full the allowed amount of such Class 2 Claim in cash on the
                                       Effective Date or as soon thereafter as practicable or
                                       (iii) satisfy such Class 2 Claim by delivering to the
                                       claimant the collateral securing such claim.

               Class 3 -- Claims       As to each Class 3 Claim, AMCE will reinstate such
               of Heller:              Class 3 Claim by curing all outstanding defaults and
                                       leaving all legal, equitable, and contractual rights
                                       unaltered, except as permitted by 11 U.S.C. Section 1124(2);
                                       provided, that, AMCE shall have the right to pay such
                                       Allowed Class 3 Claim in full in cash on the Effective
                                       Date, or as soon thereafter as practicable, in full
                                       satisfaction of such Allowed Class 3 Claim.  For
                                       purposes of the foregoing, Heller shall be deemed to
                                       have an allowed Class 3 Claim in the amount of
                                       $28,408,027 as of December 4, 2001, which amount
                                       shall be reduced by the principal portion of any
                                       payments made by GCC through the Effective Date.

                                                                December 6, 2001

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TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

              (c) Impaired Claims (entitled to vote)


               Class 4 -- Claims of      For purposes of the Plan, Fleet National Bank, N.A.
               Banks:                    ("Fleet") and The Bank of Nova Scotia (collectively,
                                         the "Domestic Banks") shall be deemed to have
                                         Allowed Class 4 Claims of $44.6 million.  On the
                                         Effective Date, or as soon thereafter as practicable,
                                         each holder of an Allowed Class 4 Claim will receive
                                         New AMCE Notes(3) with a face amount equal to
                                         100% of its Allowed Class 4 Claim(4); provided,
                                         however, that each holder of a Class 4 Claim may
                                         elect to receive, in lieu of its New AMCE Notes, cash
                                         in an amount equal to 87.5% of the New AMCE
                                         Notes to which it would otherwise be entitled (such
                                         option being hereinafter referred to as the "New
                                         AMCE Notes Exchange Option").  Whether or not
                                         the New AMCE Notes Exchange Option is exercised,
                                         the consideration provided for herein shall be in full
                                         satisfaction of the Allowed Class 4 Claims for all
                                         purposes, and without limiting the foregoing, will be
                                         deemed to fully satisfy all claims and rights of the
                                         holders of such claims against Harcourt General, Inc.
                                         ("Harcourt") under that certain Intercreditor
                                         Agreement dated January 26, 1999 (the "Intercreditor
                                         Agreement") between Harcourt and Bank Boston,
                                         N.A. (n/k/a Fleet National Bank, N.A.), as
                                         administrative agent for the Domestic Banks.

               GCC's Guaranty of         As a condition of the treatment of the Class 4 Claims
               Hoyts General             as described above (the "JV Loan Purchase
               Cinemas South             Condition"), prior to the Effective Date, the lenders
               America's Credit          (the "SA Lenders") to Hoyts General Cinemas South
               Facilities:               America (the "JV") shall have sold, and GCC(5) shall
                                         have purchased, one half of the SA Lenders' loans to
                                         the JV (the "GCC JV Loan Portion") for no more
                                         than 87.5% of the face amount of that portion of such

3 New AMCE Notes shall be newly issued notes added to AMCE's existing 9.5% Senior Subordinated Notes due 2/1/11. See Term Sheet - New AMCE Notes.

4 AMCE shall have the right to pay cash to holders of Class 4 Claims in lieu of part of the New AMCE Notes, at 100% of the principal amount thereof, to the extent that AMCE's current bond indenture restricts AMCE's ability to issue New AMCE Notes in excess of a certain aggregate amount.

5 In any event, GCC shall be deemed to have secured its own release from the GCC Guaranty. However, AMCE may designate an AMCE affiliate to be the purchaser of the GCC JV Loan Portion, so long as the aggregate amount paid to the SA Lenders in cash for the release of the GCC Guaranty and the purchase of the GCC JV Loan Portion equals the agreed total for the JV Loan Purchase.

                                                                December 6, 2001

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TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         JV loans (the "JV Loan Purchase"), and the SA
                                         Lenders shall have released GCC from any liability
                                         by reason of GCC's several guaranties (collectively,
                                         the "GCC Guaranty") of the JV's credit facilities.
                                         Notwithstanding the foregoing, GCC may, at its
                                         option, purchase the GCC JV Loan Portion of less
                                         than all of the SA Lenders; in such event, any claim
                                         against GCC under the GCC Guaranty shall be
                                         released with respect to such GCC JV Loan Portion,
                                         and in no event shall the JV Loan Purchase Condition
                                         be satisfied for purposes of this Term Sheet unless
                                         the entire JV Loan Purchase with respect to the GCC
                                         JV Loan Portion has occurred.  Any JV Loan
                                         Purchase shall be financed by borrowings under the
                                         DIP facility or a successor DIP facility.

               Bank Support              If Fleet and Bank of America, N.A. ("BofA"), each
               Agreement                 on behalf of itself and its affiliates, foreign and
               Condition                 domestic, in their respective capacities as
                                         administrative agent(s) and lender(s) to GCC and its
                                         affiliates and joint ventures, foreign and domestic)
                                         (collectively, the "Banks") have not entered into a
                                         Support Agreement similar to the Support Agreement
                                         described in Section B.i below agreeing to the
                                         treatment of Class 4 Claims and the satisfaction of
                                         the JV Loan Purchase Condition described above by
                                         a date selected by AMCE (but in any event not later
                                         than at least one day prior to the Bankruptcy Court
                                         hearing for the LOI described in Section B.iii below)
                                         (the "Bank Support Agreement Condition"), then the
                                         treatment of Class 4 Claims under this Term Sheet
                                         (and, in the event that AMCE selects Option B
                                         below, Class 8 Claims {as defined in Option B} that
                                         would otherwise be classified in Class 6) shall be
                                         modified, at AMCE's option, to consist of the
                                         treatment described under Option A, Option B or
                                         Option C below, and the terms of the selected option
                                         shall become part of this Term Sheet, unless
                                         otherwise agreed by AMCE and the Banks, so long
                                         as such alternative agreed upon treatment of Class 4
                                         Claims and claims arising under or relating to the
                                         GCC Guaranty under this Term Sheet does not have a
                                         material adverse effect on the treatment of any other
                                         class of claims under this Term Sheet:

                                                                December 6, 2001

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TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                        Option A:

                                        -     The JV Loan Purchase Condition shall be waived.
                                              In lieu thereof, GCC shall reject the GCC
                                              Guaranty (to the extent, if any, that it is an
                                              executory contract), and the SA Lenders may
                                              assert a general  unsecured Class 6 claim against
                                              GCC therefor (the "GCC Guaranty Claim").  To
                                              the extent that the GCC Guaranty Claim is
                                              allowed by the bankruptcy court, it shall be the
                                              "Allowed GCC Guaranty Claim."  AMCE will
                                              make available for distribution on account of the
                                              Allowed GCC Guaranty Claim New AMCE
                                              Stock with a Plan Value equal to that fraction of
                                              the Allowed GCC Guaranty Claim, the numerator
                                              of which is the total Plan Value of the New
                                              AMCE Stock (plus, if applicable under clause (b)
                                              of the Conditional Class 6 Recovery, the Plan
                                              Value of the Top-Up AMCE Stock and any cash
                                              substituted by Harcourt therefor) that would have
                                              been distributed to the holders of Allowed Class 6
                                              Claims had the Bank Support Agreement
                                              Condition not been waived and this provision had
                                              not become effective, and the denominator of
                                              which is the total amount of the Allowed Class 6
                                              Claims other than the Allowed GCC Guaranty
                                              Claim.  The Plan Value of such New AMCE
                                              Stock with respect to each Allowed GCC
                                              Guaranty Claim shall be applied to reduce the
                                              amount of debt outstanding under the JV credit
                                              facility to which each Allowed GCC Guaranty
                                              Claim relates.

                                        -     If the fair market value of the New AMCE Notes
                                              (based on the average of the bid and ask prices on
                                              the trading date immediately prior the date of
                                              distribution) to be distributed to holders of
                                              Allowed Class 4 Claims is less than the Allowed
                                              Class 4 Claims, then such holders shall be entitled
                                              to receive additional New AMCE Notes with a
                                              fair market value equal to the deficiency.

                                         Option B:

                                         -    All nonpriority, unsecured claims against GCC
                                              that (i) are not also claims against any direct or
                                              indirect subsidiary of GCC that is a chapter 11

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

                                              debtor and (ii) would otherwise have been
                                              classified in Class 6, including without limitation
                                              any claim arising under or relating to the GCC
                                              Guaranty, shall be separately classified in a new
                                              Class 8.  The holders of allowed unsecured claims
                                              in Class 8, including without limitation claims
                                              arising under or relating to the GCC Guaranty,
                                              shall receive New AMCE Stock with a Plan
                                              Value (as defined in footnote 9 below) or, at
                                              AMCE's option, cash, equal to 5% of each
                                              holder's Allowed Class 8 Claim.

                                        -     If the fair market value of the New AMCE Notes
                                              (based on the average of the bid and ask prices on
                                              the trading date immediately prior to the date of
                                              distribution) to be distributed to holders of
                                              Allowed Class 4 Claims is less than the Allowed
                                              Class 4 Claims, then such holders shall be entitled
                                              to receive additional New AMCE Notes with a
                                              fair market value equal to the deficiency.

                                        Option C:

                                        -     The Class 4 Claims and any claims arising under
                                              or relating to the GCC Guaranty shall be treated
                                              in such manner as AMCE designates, so long as
                                              such treatment does not require any reduction in
                                              the amount of the consideration that would have
                                              been received by the holders of allowed claims in
                                              any other class absent such treatment of Class 4
                                              claims or claims arising under or relating to the
                                              GCC Guaranty.

               Class 5 -- Claims of     For purposes of the Plan, the GECC Group shall be
               the GECC Group:          deemed to have Allowed Class 5 Claims in the
                                        aggregate amount of $78.3 million(6).

                                         On the Effective Date, or as soon thereafter as
                                         practicable, each holder of an Allowed Class 5 Claim
                                         secured by identifiable equipment or leaseholds (i.e.,
                                         all members excluding Fifth Third and Bank Leumi),
                                         whose Allowed Class 5 Claims are estimated to be
                                         $71.1 million in the aggregate, will receive the
                                         following consideration (i) New AMCE Notes with a

6 $78.3 million shall be reduced by half of any adequate protection payments received by the GECC Group in excess of $9 million in the aggregate (the "GECC Excess Payments").

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

                                         face amount equal to 90% of its Allowed Class 5
                                         Claim (i.e., $64 million in the aggregate)(7); provided,
                                         however, that each Allowed Class 5 Claim holder
                                         shall have the right to exercise the New AMCE Notes
                                         Exchange Option for the New AMCE Notes to which
                                         it would otherwise be entitled (i.e., for $56 million in
                                         cash in the aggregate); and (ii) New AMCE Stock (as
                                         defined below) with an aggregate Plan Value (as
                                         defined below) equal to 4.5% of its Allowed Class 5
                                         Claim (i.e., $3.2 million Plan Value).

                                         On the Effective Date, or as soon thereafter as
                                         practicable, each holder of an Allowed Class 5 Claim
                                         secured by unidentifiable equipment (i.e., Fifth Third
                                         and Bank Leumi), whose Allowed Class 5 Claims are
                                         estimated to be $7.2 million in the aggregate, will
                                         receive the following consideration (i) New AMCE
                                         Notes with a face amount equal to 50% of its
                                         Allowed Class 5 Claim (i.e., $3.6 million in the
                                         aggregate); provided, however, that each Allowed
                                         Class 5 Claim holder shall have the right to exercise
                                         the New AMCE Notes Exchange Option for the New
                                         AMCE Notes to which it would otherwise be entitled
                                         (i.e., for $3.15 million in cash in the aggregate); and
                                         (ii) New AMCE Stock (as defined below) with an
                                         aggregate Plan Value (as defined below) equal to
                                         22.5% of its Allowed Class 5 Claim (i.e., $1.62
                                         million Plan Value).

               Class                     On the Effective Date, or as soon thereafter as
               6 -- Unsecured            practicable, each holder of an Allowed Class 6 Claim
               Claims Other Than         will receive New AMCE Stock(8) with an aggregate
                                         Plan Value(9) equal to such holder's pro rata share of

7 AMCE shall have the right to pay cash to holders of Class 5 Claims in lieu of part of the New AMCE Notes, at 100% of the principal amount thereof, to the extent that AMCE's current bond indenture restricts AMCE's ability to issue New AMCE Notes in excess of a certain aggregate amount.

8 AMCE would be willing to discuss two alternative methods for distributing such New AMCE Stock to holders of Allowed Class 6 Claims: (1) distributing freely tradable New AMCE Stock directly to the holders of such claims or (2) distributing New AMCE Stock to a liquidating trust (the "Unsecured Stock Trust") under the control of the Committee for the benefit of the holders of Allowed Class 6 Claims, provided that the Unsecured Stock Trust would enter into an agreement with AMCE to fix the parameters for the orderly liquidation of such New AMCE Stock.

9 New AMCE Stock shall be newly issued shares of AMCE Common Stock, valued at the average closing price per share for the 15 days prior to the Effective Date, subject to a minimum price per share of $10. "Plan Value", when referencing New AMCE Stock, means the product of multiplying the applicable number of shares of New AMCE Stock by the per share value of the New AMCE Stock determined in

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

               Any Unsecured             the sum of (a) Base Class 6 Recovery plus (b) the
               Claims of the             Conditional Class 6 Recovery (if any), each as
               Banks, Heller, the        defined below; provided, that in no event shall
               GECC Group, or            holders of Allowed Class 6 Claims receive New
               Harcourt:                 AMCE Stock with a Plan Value in excess of 100% of
                                         their Allowed Claims.

                                         The "Base Class 6 Recovery" shall be equal to:
                                         (v) $36 million (plus, if and only if (A) AMCE
                                         exercises its rights to require GCC to reject any real
                                         estate lease under 11 U.S.C. Section 365 which GCC has
                                         not already rejected(10), other than the Bay Plaza
                                         Expansion {which does not include the existing Bay
                                         Plaza location}, Erie Commons, Summit Park and
                                         Midway Mall leases, (any such newly rejected lease
                                         other than the Bay Plaza Expansion, Erie Commons,
                                         Summit Park and Midway Mall leases being a
                                         "Newly Rejected Lease") and (B) AMCE has been
                                         afforded the reasonable opportunity to renegotiate the
                                         terms of such Newly Rejected Lease prior to such
                                         rejection, 32/45's (or 71.1%) of the allowed
                                         unsecured claim of the lessor arising as a result of
                                         such rejection of the Newly Rejected Leases); plus
                                         (w) to the extent that any Class 6 Claims are allowed
                                         on account of the rejection of the theatre leases
                                         known as Rancho (Unit 422), Galleria (Unit 744),
                                         Lincoln Mall (Unit 870) or Deerfield 8 (Unit 922)
                                         (such Allowed Class 6 Claims being hereinafter
                                         referred to in the aggregate as the "Allowed
                                         Designated Lease Claims"), the positive amount (if
                                         any) that results from multiplying (i) the lesser of
                                         $1.4 million or the Allowed Designated Lease
                                         Claims, minus (in either case) the amount, if any,
                                         which results from subtracting the aggregate Allowed
                                         Claims of John Berylson and Michael Greeley from


-------------

accordance with the preceding sentence. The number of shares of New AMCE Stock needed to achieve a specified Plan Value is calculated by dividing that Plan Value by the per share value of the New AMCE Stock as so determined.

10 For purposes of this Term Sheet, each of the leases listed on Exhibit A (the "Identified Leases") is considered to have been previously rejected by GCC, other than the Erie Commons, Summit Park and Midway Mall leases. Exhibit A is not an exhaustive list of the previously rejected leases.

11 As used herein, the term "Cure Claims" means the cost of curing all outstanding defaults under contracts to be assumed by Reorganized GCC (including any amount reimbursed to Harcourt rather than paid to a lessor pursuant the second paragraph of the Class 7 treatment below) and the cost of curing any outstanding defaults under contracts previously assumed by GCC.

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

                                         $4 million and (ii) that fraction, the numerator of
                                         which fraction is the total Plan Value of the New
                                         AMCE Stock (plus, if applicable under clause (b) of
                                         the Conditional Class 6 Recovery, the Plan Value of
                                         the Top-Up AMCE Stock and any cash substituted by
                                         Harcourt therefor) that would have been distributed
                                         to the holders of Allowed Class 6 Claims had the
                                         Allowed Designated Lease Claims been zero, and the
                                         denominator of which is the total amount of the
                                         Allowed Class 6 Claims other than the Allowed
                                         Designated Lease Claims; plus

                                         (x) the sum of the following:  (i)  the amount by
                                         which 87.5% of the face amount of the GCC JV Loan
                                         Portion exceeds the amount which GCC pays to
                                         purchase the GCC JV Loan Portion from the SA
                                         Lenders if the Bank Support Agreement Condition is
                                         satisfied (and not waived), and GCC purchases the
                                         GCC JV Loan Portion from the SA Lenders (the
                                         amount so paid for such purchase being the "Actual
                                         JV Loan Purchase Price"); plus (ii) 50% of the
                                         amount by which the Actual JV Loan Purchase Price
                                         exceeds 73.55% of the face amount of the GCC JV
                                         Loan Portion.  For purposes of applying the
                                         foregoing formulas, the Actual JV Loan Purchase
                                         Price shall be deemed to be 87.5% of the face amount
                                         of the GCC JV Loan Portion; provided, however, that
                                         if the Bank Support Agreement Condition is satisfied
                                         (and not waived), and GCC purchases the GCC JV
                                         Loan Portion from the SA Lenders, the Actual JV
                                         Loan Purchase Price shall be deemed to be the
                                         greater of  (a) the amount which GCC actually pays
                                         to purchase the GCC JV Loan Portion, and (b)
                                         73.55% of the face amount of the GCC JV Loan
                                         Portion (so that the Plan Value of the New AMCE
                                         Stock to be distributed to the holders of Allowed
                                         Class 6 Claims pursuant to this clause (x) shall (i) be
                                         $1.5 million if the Bank Support Agreement
                                         Condition is not satisfied and GCC does not purchase
                                         the GCC JV Loan Portion from the SA Lenders, and
                                         (ii) in no event be less than $1.5 million and in no
                                         event be more than $3 million if the Bank Support
                                         Agreement Condition is satisfied (and not waived)
                                         and GCC purchases the GCC JV Loan Portion from
                                         the SA Lenders); minus

                                         (y) the amount (if any) by which the aggregate

                                                                December 6, 2001

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TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

                                         amount of the "Deduction Claims" exceeds
                                         $20 million; plus

                                         (z) the amount (if any) by which the aggregate
                                         amount of the "Deduction Claims" is less than
                                         $20 million.

                                         As used herein, the term "Deduction Claims" shall be
                                         defined as the aggregate sum of the Administrative
                                         Claims (exclusive of operating expenses incurred or
                                         accrued and paid in the ordinary course of business
                                         for goods and services), plus retention, severance and
                                         bonus payments (including bonuses paid in the
                                         normal course) (without duplication), plus the
                                         Priority Tax Claims, plus the Class 1 Claims, plus the
                                         Class 2 Claims, plus the Cure Claims, (11) plus the
                                         adequate protection payments, less the GECC Excess
                                         Payments and any adequate protection payments
                                         made to Heller subsequent to August 1, 2001 and
                                         applied to the reduction of the pre-petition principal
                                         amount of  Heller's Class 3 Claim, in all instances
                                         whether payments on behalf of such Deduction
                                         Claims were made from August 1, 2001 through the
                                         Effective Date or whether such Deduction Claims are
                                         outstanding on the Effective Date; provided,
                                         however, that the component of Deduction Claims
                                         that relates to severance and retention payments,
                                         including amounts paid under the Amended and
                                         Restated Termination and Change of Control
                                         Agreements approved by the Bankruptcy Court's
                                         Order dated March 16, 2001 but not including any
                                         bonuses paid in the normal course, shall be deemed
                                         to equal $5 million regardless of the actual amounts
                                         that are paid through the Effective Date or
                                         outstanding on the Effective Date; bonuses paid in
                                         the normal course shall constitute a Deduction Claim
                                         based on the actual amount of such bonuses paid.  All
                                         fees and expenses incurred by the post-confirmation
                                         Committee, the Unsecured Stock Trust, the Class 6
                                         distribution agent and any and all sub-agents,
                                         professionals and others employed by any or all of
                                         them (including, without limitation, the debtors-in-
                                         possession's present or former employees and
                                         counsel), shall be satisfied exclusively from assets or
                                         cash otherwise distributable to the holders of
                                         Allowed Class 6 Claims pursuant to this Term Sheet.

                                                                December 6, 2001


================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         Additionally:  (i) any fees due and payable to the
                                         Office of the United States Trustee pursuant to
                                         section 1930(a)(6) of title 28 of the United States
                                         Code with respect to any chapter 11 cases that remain
                                         open from and after the Effective Date of the Plan
                                         shall be paid and satisfied exclusively from the assets
                                         or cash otherwise distributable to the holders of
                                         Allowed Class 6 Claims; provided that, except as set
                                         forth below with respect to General Cinema Theatres,
                                         Inc. ("GCT") and, under certain circumstances, GCC,
                                         all of the GCC debtors' cases will be closed as of the
                                         Effective Date, or as soon thereafter as reasonably
                                         practicable; provided further, that GCT will move to
                                         close its case promptly when requested to do so by
                                         the post-confirmation Committee after resolution of
                                         all disputed Class 6 Claims and (but only if Option B
                                         under the "Bank Support Agreement Condition" is
                                         chosen) the GCC case will be closed promptly after
                                         resolution of all disputed Class 8 Claims.  Any fees
                                         and expenses (including, without limitation,
                                         professional fees and expenses) incurred by the post-
                                         confirmation Committee in objecting to or otherwise
                                         resolving Administrative Claims and Priority Tax
                                         Claims shall be satisfied exclusively from the assets
                                         or cash otherwise distributable to the holders of
                                         Allowed Class 6 Claim, it being understood that the
                                         reorganized debtors shall have no obligation to object
                                         to or otherwise resolve Administrative Claims and
                                         Priority Tax Claims, that any such objection or
                                         resolution shall be at the option, risk and expense of
                                         the post-confirmation Committee and that the
                                         reorganized debtors will be reimbursed for any out-
                                         of-pocket expenses incurred as a result of any such
                                         objection or resolution.

                                         The "Conditional Class 6 Recovery" shall be equal to
                                         the sum of the following, which shall be conditioned
                                         upon occurrence of the conditions described in
                                         clauses (a) and (b) and may therefore be zero:  (a) If
                                         the JV Loan Purchase Condition is waived and
                                         AMCE selects Option A described above under the
                                         heading "Bank Support Agreement Condition," the
                                         Plan Value of New AMCE Stock to be made
                                         available by AMCE to the holders of the Allowed
                                         GCC Guaranty Claim, plus (b) to the extent any pre-

                                                                December 6, 2001

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TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         petition claims are allowed on account of the
                                         rejection of any of the Identified Leases (any such
                                         allowed claims being "Allowed Identified Lease
                                         Claims"), Harcourt shall, at its own expense,
                                         purchase AMCE Stock in the open market (or New
                                         AMCE Stock if agreed by AMCE) for distribution to
                                         the holders of Allowed Class 6 Claims such that,
                                         when added to the New AMCE Stock made available
                                         by AMCE under the Base Class 6 Recovery and any
                                         New AMCE Stock to be distributed under clause (a)
                                         above, the AMCE Stock made available by Harcourt
                                         is sufficient to enable holders of Allowed Class 6
                                         Claims other than the holders of Allowed Identified
                                         Lease Claims to receive the same amount of AMCE
                                         Stock per dollar amount of their Allowed Class 6
                                         Claims as they would have received if the Allowed
                                         Identified Lease Claims had not been allowed (the
                                         "Top-Up AMCE Stock"); provided, that Harcourt
                                         may satisfy this obligation by delivering, in its
                                         discretion, either a number of shares of AMCE Stock
                                         equal to the Top-Up AMCE Stock or cash in an
                                         amount equal to the market value of the Top-Up
                                         AMCE Stock as of the Effective Date.  Except as
                                         provided in the preceding clause (b), Harcourt shall
                                         have no responsibility with respect to any
                                         distributions to third party holders of any Allowed
                                         Class 6 Claim.  The Conditional Class 6 Recovery is
                                         intended to provide for the same treatment to the
                                         holders of Allowed Class 6 Claims that are
                                         determined to be such under the conditions described
                                         in clauses (a) and (b) of this paragraph (in terms of
                                         the number of shares of AMCE Stock per dollar of
                                         Allowed Class 6 Claims) as other holders of Allowed
                                         Class 6 Claims would receive if the claims described
                                         in clauses (a) and (b) had not become Allowed Class
                                         6 Claims), and the Conditional Class 6 Recovery
                                         shall be interpreted accordingly.

                                         Notwithstanding anything to the contrary contained
                                         herein, the treatment of Allowed Class 6 Claims
                                         under this Term Sheet is predicated upon the
                                         assumption that all of the Identified Leases (other
                                         than the Erie Commons, Summit Park and Midway
                                         Mall leases, which shall be rejected) and all other
                                         leases that were assigned by any of the GCC Debtors

                                                                December 6, 2001

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TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

                                         to any party other than one of the GCC Debtors (the
                                         "Assigned Leases") have been rejected or have
                                         deemed rejected under section 365(d) of the
                                         Bankruptcy Code.  Accordingly, notwithstanding
                                         anything to the contrary contained herein, the GCC
                                         Debtors shall reject all Identified Leases that have not
                                         been previously rejected, and all Assigned Leases
                                         that have not been previously rejected, without any
                                         additional obligation on the part of AMCE.

                                         Notwithstanding anything to the contrary contained
                                         herein, in the event that AMCE elects to treat claims
                                         arising under or relating to the GCC Guaranty and
                                         other nonpriority unsecured claims that are solely
                                         claims against GCC (but not against any subsidiary
                                         chapter 11 debtor) that would otherwise be classified
                                         in Class 6 in accordance with Option B under the
                                         "Bank Support Agreement Condition" above, then
                                         such claims shall not be included in Class 6 and shall
                                         not be entitled to treatment in accordance with the
                                         provisions regarding Class 6 claims.  Instead, all such
                                         claims shall be treated as Class 8 claims in
                                         accordance with Option B.

                                         Notwithstanding the foregoing, upon the agreement
                                         of AMCE and the Committee, Class 6 may be
                                         divided into two or more sub-classes which may each
                                         receive different treatment under the Plan, provided
                                         that the aggregate consideration distributable to such
                                         sub-classes does not exceed the total consideration
                                         otherwise distributable to Class 6 pursuant to this
                                         term sheet.

               Class 7 -- Claims of      On the Effective Date, or as soon thereafter as
               Harcourt:                 practicable, in full satisfaction of Harcourt's Class 7
                                         Claims (i) Harcourt will receive cash in an amount
                                         equal to $1 million; and (ii) AMCE shall, as to each
                                         of the Harcourt Leases (as defined below) either
                                         (a) agree to become a substitute guarantor of such
                                         Harcourt Lease in exchange for the lessor under such
                                         Harcourt Lease releasing Harcourt from all claims
                                         thereunder or (b) absent such a release of Harcourt by
                                         the applicable lessor, provide an indemnification to
                                         Harcourt against any further liability related to such
                                         Harcourt Lease (which indemnification shall include

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         any and all costs and liabilities of Harcourt arising
                                         after the Effective Date in connection with a default
                                         under such Harcourt Lease, including but not limited
                                         to reasonable fees of counsel, but shall not include
                                         any guarantee fee or other payment that is not based
                                         upon actual costs incurred by Harcourt in satisfying
                                         or defending its obligations under the applicable
                                         Harcourt Lease).  For purposes hereof, "Harcourt
                                         Lease" includes all leases (a) under which Harcourt
                                         was the original tenant, is a guarantor or is otherwise
                                         liable for rent upon GCC's default in payment
                                         thereof, (b) that have not been rejected by GCC as of
                                         the date of this Term Sheet (other than the Erie
                                         Commons, Summit Park and Midway Mall leases,
                                         which GCC shall reject and all three such leases shall
                                         not be deemed to be Harcourt Leases), and (c) that
                                         have not previously been assigned by any of the
                                         Debtors to any party other than an affiliate of the
                                         Debtors.  Without limiting the foregoing, none of the
                                         Identified Leases shall be deemed to be a Harcourt
                                         Lease.  The Harcourt Leases, which include without
                                         limitation the Reserved Leases (as defined below),
                                         shall be assumed as part of the plan of reorganization,
                                         without any payment or subsidy from Harcourt.  No
                                         Harcourt Lease shall be rejected without Harcourt's
                                         consent, unless otherwise agreed by AMCE and
                                         Harcourt in connection with the Harcourt Lease
                                         renegotiations described below.

                                         AMCE acknowledges that Harcourt has paid certain
                                         cure costs to the lessors under the Plaza at Chapel
                                         (Unit 496) and Centennial (Unit 942) leases, and
                                         Harcourt will be reimbursed under the plan of
                                         reorganization for such cure costs to the extent such
                                         cure costs would otherwise be required to be paid to
                                         such lessors in connection with the assumption of
                                         such leases, in lieu of any claim with respect to such
                                         cure costs by such lessors.

                                         Harcourt shall also be released from all claims of the
                                         Domestic Banks under the Intercreditor Agreement,
                                         and the Reimbursement and Security Agreement
                                         described therein shall terminate and be of no further
                                         force or effect.

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         AMCE shall use reasonable commercial efforts
                                         (which shall not be interpreted to require AMCE to
                                         pay any amount other than its own attorneys' fees) to
                                         renegotiate the Harcourt Leases prior to the Effective
                                         Date.  Except as provided in the following sentence,
                                         Harcourt shall be entitled to participate in such
                                         renegotiations until the Effective Date, but direction
                                         and control of such renegotiations shall be at
                                         AMCE's sole and absolute discretion.  Harcourt shall
                                         not be entitled to participate in renegotiation of the
                                         Springfield, Hollywood Galaxy or Centennial Lakes
                                         leases (the "Reserved Leases"); provided, that AMCE
                                         shall keep Harcourt reasonably informed with respect
                                         to the status of such negotiations and provided,
                                         further, that AMCE shall not seek or obtain lease
                                         concessions on other leases AMCE may have with
                                         the lessors under the Reserved Leases in lieu of lease
                                         concessions under the Reserved Leases without
                                         Harcourt's consent.   If the renegotiation of any
                                         Reserved Lease results in an agreement with the
                                         lessor for a  replacement lease or lease buyout within
                                         the time frames set forth below, Harcourt will be
                                         entitled to the following:  (i) with respect to each
                                         Reserved Lease for which an agreement for a
                                         replacement lease or lease buyout is executed prior to
                                         the Effective Date, Harcourt will be entitled to
                                         receive New AMCE Stock with a Plan Value of
                                         $250,000 on the Effective Date; and (ii) with respect
                                         to each Reserved Lease for which AMCE received a
                                         written proposal from the lessor for a replacement
                                         lease or lease buyout prior to the Effective Date and
                                         for which AMCE and such lessor execute an
                                         agreement for a replacement lease or lease buyout
                                         within six (6) months after the Effective Date on
                                         terms that are at least as favorable to the lessee (after
                                         taking into account any payment to Harcourt pursuant
                                         to this Term Sheet) as those contained in such
                                         proposal, Harcourt will be entitled to receive New
                                         AMCE Stock with a Plan Value of $250,000 within
                                         ten (10) business days following execution of such
                                         post-Effective Date agreement.

                                         Harcourt agrees that it will work cooperatively with
                                         AMCE with respect to the renegotiation of the
                                         Harcourt Leases. Regardless of whether Harcourt

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         participates in a renegotiation,  Harcourt shall receive
                                         the net present value, using a 10% discount rate, of
                                         50% of any rent reductions (net of inducement
                                         payments, if any, paid by AMCE) that are
                                         renegotiated prior to the Effective Date for any of the
                                         Harcourt Leases (excluding any rent reductions that
                                         may be part of a replacement lease with respect to a
                                         Reserved Lease or a lease buyout of a Reserved
                                         Leases, but otherwise including any rent reduction on
                                         a Reserved Lease).  For purposes of the foregoing, a
                                         rent reduction will be deemed to have been
                                         renegotiated prior to the Effective Date if either (a)
                                         the rent reduction is documented by an executed and
                                         fully effective lease amendment (a "Harcourt Lease
                                         Amendment") prior to or on the Effective Date, or (b)
                                         notwithstanding that a Harcourt Lease Amendment
                                         was not obtained by the Effective Date, (1) the rent
                                         reduction was evidenced by a written proposal from
                                         the lessor under the applicable Harcourt Lease prior
                                         to the Effective Date and (2) a Harcourt Lease
                                         Amendment is executed within six (6) months
                                         following the Effective Date that includes terms that
                                         are at least as favorable to the lessee (after taking into account any payment to Harcourt pursuant to this
                                         Term Sheet) as those contained in such proposal.
                                         Amounts to which Harcourt is entitled under this
                                         paragraph, if any, shall be payable in cash on the later
                                         of (i) the Effective Date, or as soon thereafter as
                                         practicable, or (ii) the date of execution of the
                                         applicable Harcourt Lease Amendment.

                                         Furthermore, except for Springfield Mall, Virginia
                                         (Unit 867); Southlake, Indiana (Unit 875); Ford City,
                                         Illinois (Unit 940); and Bay Plaza, New York (Unit
                                         902), AMCE shall not extend the term of any of the
                                         leases of which Harcourt is a guarantor beyond its
                                         current term, unless Harcourt is provided evidence
                                         reasonably satisfactory to it that it is not liable, or is removed, as guarantor of the applicable lease for any
                                         such extension period.

                                         GCC shall also assign to Harcourt, without
                                         representation or recourse, all of GCC's right, title
                                         and interest in, to and under any collateral or security,
                                         including without limitation any letters of credit,

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         guaranties and other security or documents
                                         supporting the non-GCC assignee's or subtenant's
                                         liability under any Assigned Leases under which
                                         Harcourt may have contingent liability, whether as a
                                         guarantor, original tenant or otherwise.

                                         Harcourt's (and its affiliates') recovery and
                                         distribution under the Plan shall be exclusively as set
                                         forth in this treatment of Class 7 Allowed Claims,
                                         and Harcourt (and its affiliates) shall not be entitled
                                         to assert any claim in Class 6, whether in its own
                                         name, in the name of a third party landlord, as
                                         subrogee, as assignee or otherwise.  As of the
                                         Effective Date of the Plan, Harcourt (and its
                                         affiliates) shall be deemed to have withdrawn any
                                         and all proofs of claim asserted against the GCC
                                         Debtors in any and all such capacities, with
                                         prejudice.

               Class 8 --                As provided under Option B of the heading "Bank
               Nonpriority,              Support Agreement Condition" above.
               unsecured claims
               against GCC that
               are not also claims
               against any direct
               or indirect
               subsidiary of GCC
               that is a chapter 11
               debtor and that
               would otherwise
               have been classified
               in Class 6

               Class 9 -- Common         Subject to satisfaction of the Class 9 Participation
               Stock Interests           Conditions (as defined below), a new limited liability
               (including any            company(12) ("New Investments LLC") will be formed
               Allowed Claims            as a business development company under the
               subordinated to the       Investment Company Act of 1940 (the "1940 Act"),
               level of common           which will acquire from GCC Investments Inc.
               stock under section       ("Investments Inc.") its 99% interest in GCC
               510(b) of the             Investments LLC ("Investments LLC").  Immediately
               Bankruptcy Code):         prior to such acquisition any investment portfolio


----------------

12 This description of New Investments LLC is not intended to be a comprehensive description of the governance and other provisions of the New Investments LLC agreement.

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         assets that are owned by Investments Inc. will be
                                         transferred to Investments LLC.

                                         If and only if the Class 9 Participation Conditions are
                                         satisfied, and not otherwise, holders of Allowed
                                         Common Stock Interests shall receive the following
                                         consideration on the Effective Date, or as soon
                                         thereafter as practicable:

                                         (i) Each such holder shall receive its  Pro Rata Share
                                         of $100,000 cash plus a percentage to be agreed of
                                         the limited liability interests (the "LLC Interests") of
                                         New Investments LLC not exceeding 15%(13) of the
                                         equity of New Investments LLC (the "Class 9
                                         Percentage").  As used herein, "Pro Rata Share"
                                         means the percentage calculated by dividing such
                                         holder's Allowed Common Stock Interest by the
                                         aggregate amount of all Allowed Common Stock
                                         Interests;

                                         (ii) Each such holder(14) shall have the right, which
                                         shall be assignable to other holders and affiliates, to
                                         pro rata participation (together with oversubscription
                                         rights) in a rights offering conducted by and at the
                                         expense of New Investments LLC pursuant to a
                                         registration statement (the "Rights Offering") to raise
                                         an amount to be agreed of not less than $12.5 million
                                         of additional equity financing for New Investments
                                         LLC (the "Rights Offering Investment"), in
                                         consideration for which the holders who participate
                                         in the Rights Offering shall receive an agreed
                                         percentage based upon the amount raised in the
                                         Rights Offering of at least 75% of the equity of New
                                         Investments LLC minus the Class 9 Percentage,
                                         allocated proportionately based upon their respective
                                         participation in the Rights Offering.  New

-------------------

13 All equity interests will be subject to a typical carried interest for the benefit of the fund manager.

14 Holders of an Allowed Class 5 Claim that are not fully paid under the treatment therefor may, at their option, also participate pro rata (together with oversubscription rights) for up to 50% of the minimum amount of the Rights Offering or the Substituted Private Offering, plus an additional right to participate to the extent holders of Allowed Common Stock Interests do not exercise oversubscription rights for their portion of the Rights Offering or the Substituted Private Offering, subject to an overall maximum participation for 50% of the total amount of the Rights Offering or the Substituted Private Offering (unless New Investments LLC agrees to increase such amount at its sole discretion). Such participation shall be at the same purchase price per share as the holders of Class 9 Claims.

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                                         Investments LLC will use diligent efforts to make the
                                         Rights Offering available to the all holders of
                                         Allowed Common Stock Interests pursuant to an
                                         effective registration statement and will indemnify
                                         AMCE and GCC against all loss, damage or expense
                                         related to the Rights Offering. If, notwithstanding
                                         New Investment LLC's diligent efforts, such
                                         registration statement is not or cannot reasonably be
                                         anticipated to be made effective within thirty (30)
                                         days after the Effective Date, or the Rights Offering
                                         cannot be practicably conducted in compliance with
                                         the securities laws, then New Investments LLC at its
                                         option may raise at least $12.5 million through a
                                         private placement offering conducted in compliance
                                         with the securities laws (the "Substituted Private
                                         Offering").

                                         The remaining equity interests in New Investments
                                         LLC will be a special class of equity interests (the
                                         "Preferred LLC Interests") which will be owned by
                                         AMCE, or at AMCE's election, Reorganized GCC or
                                         another of AMCE's designees.  The Preferred LLC
                                         Interests will be entitled to receive a $5.1 million
                                         distribution priority and will represent a percentage to
                                         be agreed of not more than 25% of the equity of New
                                         Investments LLC, and will further be subject to an
                                         option in favor of New Investments LLC to purchase
                                         all, but not less than all, of such Preferred LLC
                                         Interests for $5.1 million in cash within 30 days after
                                         the Effective Date.  In the event such option is not
                                         exercised, AMCE or its designee shall have the right
                                         to put such Preferred LLC Interests to New
                                         Investments LLC after 30 days for such $5.1 million
                                         amount.  New Investments LLC shall not incur debt
                                         or grant liens upon its assets without the consent of
                                         the holders of the Preferred LLC Interests while they
                                         remain outstanding.

                                         If (a) prior to the confirmation of the Plan, members
                                         of the Richard A. Smith family (the "Smith Family")
                                         and any other holder of Allowed Common Stock
                                         Interest (collectively, the "Rights Offering
                                         Guarantors") have not guaranteed  that at least the
                                         minimum Rights Offering Investment will be raised,
                                         (b) the minimum Rights Offering Investment is not

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE

                                         funded, or the Substituted Private Offering in the
                                         same amount is not funded, at the Effective Date, or
                                         (c) the holders of Allowed Common Stock Interests
                                         do not vote to accept the Plan (the "Class 9
                                         Participation Conditions"), the holders of Allowed
                                         Common Stock Interests shall receive no
                                         consideration under the Plan.

                                         For purposes of the foregoing, all references above to
                                         amounts or percentages that are to be "agreed" shall
                                         require the agreement of the Rights Offering
                                         Guarantors.

                                         Notwithstanding anything to the contrary contained
                                         herein, in the event than any class of claims does not
                                         accept the Plan, and the Bankruptcy Court determines
                                         that the proposed treatment of Class 8 as set forth
                                         above violates the provisions of section 1129(b)(2) of
                                         the Bankruptcy Code with respect to the treatment of
                                         such nonaccepting class, the treatment of Class 9
                                         shall be modified in any manner elected by AMCE
                                         that will cause the Plan not to violate the provisions
                                         of section 1129(b)(2) of the Bankruptcy Code.

               Class 10 --               The holders of Common Stock Options shall receive
               Common Stock              no distribution.  On the Effective Date all Common
               Options:                  Stock Options and any other equity interests will be
                                         canceled.


         B.   CONDITIONS TO PROCEEDING WITH TERM SHEET

              In order to proceed with the transaction contemplated by this Term Sheet, AMCE will require:

                  i) Harcourt, GECC and the Creditors' Committee, shall have executed by December 6, 2001, or such date up to 15 days later as may be acceptable to AMCE, a support agreement (the "Support Agreement"), which will incorporate the terms of this Proposal and include, among other provisions, support provisions whereunder all of the signatories will agree, among other things, that each of them: (I) will support a bid by AMCE for the acquisition of all of the stock of GCC by AMCE and a plan of reorganization for GCC that provides for such acquisition incorporating the terms of this Term Sheet (the "Plan") in accordance with the Bankruptcy Code

                                                                December 6, 2001

================================================================================
TERM SHEET FOR THE ACQUISITION OF GCC BY AMCE


                           as soon as practicable; (II) will use its commercially reasonable efforts (which will not be interpreted to require a party to pay any amount other than its own attorneys' fees) to achieve confirmation of the Plan including, in the case of the Creditors' Committee, recommending to general unsecured creditors that the Plan be confirmed; (III) will not support or solicit any bid for GCC or any other GCC debtor or for any assets thereof other than by AMCE; and (IV) will not vote for, consent to, support, or participate in the negotiation or formulation of any other plan other than the Plan or any disposition of any substantial portion of the assets of GCC to any party other than AMCE.

                  ii) GCC shall have executed by December 6, 2001, or such date up to 15 days later as may be acceptable to AMCE, an interim operating agreement in form and substance agreed to by AMCE as of this date that will govern various aspects of the management of GCC through and including the effective date of a plan of reorganization for GCC, and an order of the Bankruptcy Court authorizing and approving the interim operating agreement shall have been entered by January 15, 2002, or such later date as may be acceptable to AMCE.

                  iii) GCC shall have executed by December 6, 2001, or such date up to 15 days later as may be acceptable to AMCE, a letter of intent (the "LOI") incorporating this term sheet in substantially the form attached hereto as Exhibit B, including without limitation the nonsolicitation, termination fee and reimbursement of expenses provided thereunder, and an order of the Bankruptcy Court authorizing and approving the LOI shall have been entered by January 15, 2002, or such later date as may be acceptable to AMCE, which order shall provide, among other things, that the termination fee and expense reimbursement shall constitute allowed administrative claims against GCC under Sections 503 and 507(a) of the Bankruptcy Code.


         C. CONDITIONS TO CLOSING SHALL BE AS SET FORTH IN THE LOI, WHICH IS INCORPORATED HEREIN BY THIS REFERENCE

AMCE may, in its sole and absolute discretion, waive or modify any of the foregoing conditions in Sections B and C, other than confirmation of the Plan.

                                                                December 6, 2001

================================================================================
TERM SHEET -- NEW AMCE NOTES
9.5% Senior Subordinated Notes due 2011

  EXISTING ISSUE:       $225 million principal amount of 9.5% Senior Subordinated Notes due
                        2011 of AMC Entertainment Inc. (the "Notes").

  ISSUER:               AMC Entertainment Inc. ("AMCE" or the "Company").

  COUPON:               9.5%, payable twice annually on February 1st and August 1st.

  MATURITY DATE:        February 1, 2011.

  OPTIONAL              The Company may redeem the notes at its option, in whole or in part,
  REDEMPTION:           at any time after February 1, 2004 at 104.75% of the principal thereof, declining ratably to 100.00% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date.

  CHANGE OF             Upon a Change of Control, the holders of the Notes will have the right
  CONTROL:              to require AMCE to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

  RANKING:              The Notes are unsecured senior subordinated indebtedness ranking pari passu with all of AMCE's existing and future senior subordinated indebtedness.  The payment of all obligations in respect of the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all senior indebtedness.  As of June 28,
                        2001, AMCE had approximately $73.2 million of net senior
                        indebtedness and $199 million of pari passu indebtedness
                        outstanding.  In addition, the Notes are effectively subordinated to all liabilities of AMCE's subsidiaries, including trade payables but excluding: (i) intercompany obligations; (ii) liabilities under guarantees of AMCE's obligations; and (iii) obligations under operating leases and other obligations not reflecting in AMCE's consolidated financial statements.

  CERTAIN               The indenture contains certain covenants that, among other things,
  COVENANTS:            restricts AMCE's ability and the ability of AMCE's subsidiaries to: (i)
                        incur additional indebtedness; (ii) pay dividends or make distributions in respect of capital; (iii) purchase or redeem capital stock; (iv) enter into transactions with certain affiliates; (v) become liable for any indebtedness that is subordinate or junior in right of payment to any

   THESE SECURITIES ARE THE SAME AS THE EXISTING PUBLICLY TRADED ISSUE, WHICH
        INDENTURE PROVIDES FOR THE ABILITY TO ADD UP TO $100 MILLION OF
          ADDITIONAL SECURITIES - THIS TERM SHEET IS QUALIFIED IN ITS
             ENTIRETY BY THE DESCRIPTION OF THE NOTES IN AMCE'S SEC
                  FILINGS, WHICH ARE INCORPORATED BY REFERENCE

                                                                December 6, 2001

================================================================================
TERM SHEET -- NEW AMCE NOTES
9.5% Senior Subordinated Notes due 2011

                        senior indebtedness and senior in right of payment to the Notes; or (vi)
                        consolidate, merge or sell all or substantially all of AMCE's assets, other than in certain transactions between one or more of AMCE's wholly-owned subsidiaries and AMCE.































      THESE SECURITIES ARE THE SAME AS THE EXISTING PUBLICLY TRADED ISSUE,
       WHICH INDENTURE PROVIDES FOR THE ABILITY TO ADD UP TO $100 MILLION
         OF ADDITIONAL SECURITIES - THIS TERM SHEET IS QUALIFIED IN ITS
             ENTIRETY BY THE DESCRIPTION OF THE NOTES IN AMCE'S SEC
                  FILINGS, WHICH ARE INCORPORATED BY REFERENCE

                                                                December 6, 2001

================================================================================
EXHIBIT A - IDENTIFIED LEASES


  UNIT #    THEATRE NAME
  ------    ------------
     410    Pga
     414    Gwinnett Place
     421    Westdale
     449    Galleria
     466    Dublin Place
     471    Coral Square
     474    Central Park
     476    Northland
     477    Burnhaven
     482    Pinellas Square
     484    Point Nasa
     493    Regency
     499    Lindbergh
     507    Janaf
     514    Lakeside (2 Units)
     662    Wyoming Valley
     691    Columbia City
     704    Lakehurst
     713    Rutgers
     716    Deerbrook
     804    Crosscreek Mall
     806    Erie Commons
     809    Shelard Park
     829    Mercer Mall
     834    Lakeside (2 Units)
     837    Hanes Mall
     841    Wyoming Valley
     846    Lafayette Sq
     853    Merchants Walk
     861    San Mateo
     869    Sandy Springs 8
     872    Summit Park
     876    Columbia Mall
     877    Chestefield
     883    Westland
     887    Colonial
     888    Arlington Park
     889    Ridgmar Town Sq
     892    Eastland
     894    Mall Of Memphis
     901    Crossroads East
     908    Lincoln Plaza 8
     910    Esplanade Mall

   THIS LISTING OF THE IDENTIFIED LEASES IS FOR PURPOSES OF DEFINING POTENTIAL
    CLAIMS UNDER THIS TERM SHEET ONLY AND DOES NOT CREATE ANY RIGHTS IN ANY
        THIRD PARTY, INCLUDING WITHOUT LIMITATION ANY LESSORS UNDER THE
                               IDENTIFIED LEASES

                                                                December 6, 2001

================================================================================
EXHIBIT A - IDENTIFIED LEASES

     912    Highland 10
     915    Pembroke
     918    Gateway Center
     921    Mission Bay
     923    Hairston
     925    Fountains 8
     928    Richardson
     930    Pleasant Valley
     934    Great Hills
     939    Altamonte 8
     941    Midway Mall
     947    Lake Mary
     952    Canton Cinema
     953    Fashion Square
     954    Market 7
     955    Pittsford









   THIS LISTING OF THE IDENTIFIED LEASES IS FOR PURPOSES OF DEFINING POTENTIAL
    CLAIMS UNDER THIS TERM SHEET ONLY AND DOES NOT CREATE ANY RIGHTS IN ANY
        THIRD PARTY, INCLUDING WITHOUT LIMITATION ANY LESSORS UNDER THE
                               IDENTIFIED LEASES

                                                                December 6, 2001

================================================================================
EXHIBIT B - LETTER OF INTENT